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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                            Commission File Number: 333-60188-03


                     Delta Funding Residual Management, Inc.
                ------------------------------------------------
             (Exact name of registrant as specified in its charter)


                          1000 Woodbury Road, Suite 200
                            Woodbury, New York 11797
                                 (516) 364-8500
                    -----------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
               ---------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                     -------------------------------------
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [ ]          Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)    [ ]
      Rule 12g-4(a)(2)(ii)    [ ]          Rule 15d-6              [X]
      Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: 110
      ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Delta Funding Residual Management, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                    DELTA FUNDING RESIDUAL MANAGEMENT, INC.


Date:  February 5, 2002             By: /s/ James E. Morrison
                                        ------------------------
                                        Name:  James E. Morrison
                                        Title: President